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                                                                     EXHIBIT 5.1

                                FORM OF OPINION
                                       OF
                              DIANE L. KAYE, ESQ.

                        [FEDERAL-MOGUL CORPORATION LOGO]

                                          June   , 1997

Board of Directors
Federal-Mogul Corporation
Registration Statement on Form S-4

Lady and Gentlemen:

     I am Vice President, General Counsel and Secretary of Federal-Mogul Corporation, a Michigan corporation ("Federal-Mogul"), and, in that capacity, I am familiar with the Restated Certificate of Incorporation and the By-Laws of Federal-Mogul, as amended, and with its corporate proceedings and records, including the minutes of meetings of its Board of Directors and of committees of its Board of Directors.

     I also am familiar with the Registration Statement of Federal-Mogul on Form S-4 to be filed on or about the date hereof with the Securities and Exchange Commission (the "Registration Statement"), registering, under the Securities Act of 1933, as amended (the "Act"), $125,000,000 aggregate principal amount of 8.80% Notes due 2007, of Federal-Mogul (the "New Notes") for issuance under the Act in exchange for a like principal amount of its issued and outstanding 8.80% Senior Notes due 2007 (the "Existing Notes"), in accordance with the exchange offer set forth in the Registration Statement (the "Exchange Offer"). The New Notes are to be issued under an indenture, dated as of August 12, 1994, as amended and supplemented, between Federal-Mogul and First Trust National Association, as Trustee and successor to Continental Bank (the "Indenture"). I also am familiar with the corporate proceedings taken by Federal-Mogul relating to the foregoing.

     Based upon the foregoing and having regard for legal considerations I deem relevant, it is my opinion that:

          1. Federal-Mogul is a corporation validly existing and in good standing under the laws of the State of Michigan.

          2. Federal-Mogul has the lawful corporate power to create and issue the New Notes; and duly and validly has taken all corporate action necessary to authorize the execution and delivery of the Indenture.

          3. The New Notes, when duly authorized, executed and authenticated in accordance with the provisions of the Indenture, and when issued and exchanged for the New Notes in accordance with the Exchange Offer the provisions of the Indenture, will be valid and legally binding obligations of Federal-Mogul, enforceable in accordance with their respective terms, subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) or by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally.

     I hereby consent to the use of my name in the Registration Statement as counsel for Federal-Mogul who has passed upon the legality of the Notes being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement.

                                          Sincerely,